Elm Creek Apartments
Elmhurst, Illinois

First Quarter 2025

Earnings Release and
Supplemental Schedules

Aimco

CREATING VALUE

Table of Contents

Page
3	Earnings Release
8	Outlook
11	Consolidated Statements of Operations
12	Consolidated Balance Sheets
13	Schedule 1 – EBITDAre and Adjusted EBITDAre
14	Schedule 2 – Aimco Leverage and Maturities
15	Schedule 3 – Aimco Portfolio
16	Schedule 4 – Aimco Capital Additions
17	Schedule 5 – Aimco Development and Redevelopment Project Summaries
19	Schedule 6 – Stabilized Operating Properties
20	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
21	Schedule 8 – Net Asset Value Components
22	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

2

Aimco Reports First Quarter 2025 Results and Recent Highlights

Denver, Colorado, May 8, 2025 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today first quarter results for 2025 and provided highlights on recent activities.

Financial Results

•
Aimco's net loss attributable to common stockholders per share, on a fully dilutive basis, was $(0.10) for the quarter ended March 31, 2025.
•
Net Operating Income ("NOI") from Aimco's Stabilized Operating Properties was $25.1 million in the first quarter 2025, up 2.7% year-over-year.

CEO Commentary

Wes Powell, Aimco President and Chief Executive Officer, comments:

“We continue to see strong demand for rental housing across the Aimco portfolio.

"At our stabilized properties, primarily located in suburban Boston and Chicago, average revenue per home is now greater than $2,300 per month and effective rental rate growth accelerated in April, increasing 5.8% over the prior lease. In addition, 2025 average daily occupancy has remained strong through April at greater than 97%, in line with 2024.

"In April, we completed the lease-up of our luxury single-family-rental community in Corte Madera, California and expect to reach stabilized occupancy later this quarter. Aimco’s two newly constructed apartment communities in the Washington, D.C. market remain on track to reach stabilized occupancy by year end. Leasing at these properties has been in line with expectations thus far through 2025 and they are well positioned given their high quality and the broad customer segments they attract.

"Aimco has one development project currently under construction, financed in partnership with a leading investment firm and located on Miami’s waterfront. The ultra-luxury tower remains on schedule and budget, with more than 97% of the project having been bought out and pricing protected via a guaranteed maximum price construction contract.

"In addition, the Aimco balance sheet remains strong and flexible, with appropriate liquidity and contractual options extending our debt’s weighted average maturity to more than five years.

"We remain committed to accretive and disciplined capital allocation. During the first quarter, Aimco returned $0.60 per share to stockholders in the form of a special dividend, an amount representing the net proceeds received from 2024 asset sales. Further, the previously announced $520 million contract to sell Aimco’s assets located on Brickell Bay Drive in Miami, Florida ("the Brickell Assemblage") is scheduled to close later this year with the buyer having increased its non-refundable deposit to $43 million. Additionally, and in collaboration with Aimco’s Board and advisory team, we continue to actively explore opportunities to further unlock and maximize stockholder value.

"Finally, Aimco's performance is made possible by a committed team and proven platform which has recently been selected to receive several awards for culture, engagement, and performance. I offer my sincere appreciation for the team’s commitment to create value for Aimco stockholders, their fellow teammates and the communities in which we operate."

First Quarter 2025 Earnings Release and Supplemental Schedules | 3

Highlights

•
Aimco’s Stabilized Operating revenue, expenses, and NOI increased 2.7%, 2.7%, and 2.7%, respectively, year-over-year in the first quarter, with average daily occupancy flat year-over-year at 97.9% and average monthly revenue per apartment home increasing by 2.7% to $2,309.
•
Aimco's three recently completed residential development projects currently in lease-up, containing a total of 933 units, remain on plan to reach stabilized occupancy in 2025.
•
In March, the buyer, with which Aimco is under agreement to sell the Brickell Assemblage for $520 million, exercised a contractual closing extension option that required its non-refundable deposit to be increased by $5 million, from $38 million to $43 million.
•
In January, Aimco paid a special cash dividend of $0.60 per share to stockholders, distributing the net proceeds from 2024 asset sales.

Operating Property Results

Aimco owns a diversified portfolio of operating apartment communities located in eight major U.S. markets with average rents in line with local market averages.

Results at Aimco’s Stabilized Operating Properties were as follows:

	First Quarter
Stabilized Operating Properties	Year-over-Year			Sequential
($ in millions)	2025	2024	Variance	4Q 2024	Variance
Average Daily Occupancy	97.9%	97.9%	—	97.9%	—
Revenue, before utility reimbursements	$35.6	$34.6	2.7%	$35.5	0.1%
Expenses, net of utility reimbursements	10.5	10.2	2.7%	9.6	9.6%
Net operating income (NOI)	25.1	24.4	2.7%	25.9	(3.4)%

•
Revenue in the first quarter 2025 was $35.6 million, up 2.7% year-over-year, resulting from a 2.7% increase in average monthly revenue per apartment home to $2,309 and Average Daily Occupancy of 97.9%, flat year-over-year.
•
Effective rents during the first quarter 2025 were 5.2% higher, on average, than the previous lease, with new leases up 4.6% and renewals up 6.6%. For residents whose leases were expiring, 62.7% signed renewals. In April, effective rents were 5.8% higher, on average, than the previous lease.
•
The median annual household income of new residents was $120,600 in the first quarter 2025, representing a rent-to-income ratio of 21%.
•
Expenses in the first quarter 2025 were up 2.7% year-over-year and 9.6% compared to the fourth quarter 2024, primarily due to seasonal related expenses and higher real estate taxes expected from 2025 property assessments and prior period adjustments recorded in the fourth quarter 2024.
•
NOI in the first quarter 2025 was $25.1 million, up 2.7% year-over-year.

First Quarter 2025 Earnings Release and Supplemental Schedules | 4

Value Add and Opportunistic Investments

Development and Redevelopment

Aimco generally seeks development and redevelopment opportunities where barriers to entry are high, target customers can be clearly defined, and Aimco has a comparative advantage over others in the market. Aimco’s value add and opportunistic investments may also target portfolio acquisitions, operational turnarounds, and re-entitlements.

As of March 31, 2025, Aimco had one multifamily development project under construction and three multifamily communities that have been substantially completed and are now in lease-up. In addition to Aimco's core multifamily developments, The Benson Hotel and Faculty Club was completed in 2023 and remains in the stabilization process.

Aimco also has a pipeline of future value add opportunities in Southeast Florida, the Washington D.C. Metro Area, and Colorado's Front Range.

During the first quarter, $20.6 million of capital was invested in Aimco's development and redevelopment activities, primarily funded through construction loan draws. Updates on active development projects and Aimco's pipeline include:

•
In Upper Northwest Washington D.C., all 689 apartment homes at Upton Place were delivered in 2024 and construction is substantially complete. As of April 30, 2025, 413 units were leased or pre-leased and 344 were occupied. Additionally, as of April 30, 2025, approximately 92% of the project's 105K square feet of retail space had been leased with our two large anchor tenants open for business.
•
In Bethesda, Maryland, all 220 of the highly tailored apartment homes at the first phase of Strathmore Square were delivered in 2024 and construction is substantially complete. As of April 30, 2025, 132 units had been leased or pre-leased and 109 were occupied.
•
In Corte Madera, California, construction is complete at Oak Shore. As of April 30, 2025, the ultra-luxury single-family rental community was 96% leased, with 22 of the 24 homes occupied.
•
In Miami’s Edgewater neighborhood, construction remains on schedule and budget at 34th Street, an ultra-luxury waterfront residential tower that will include rental homes averaging more than 2,500 square feet, with oversized private terraces, top-of-the-line finishes, and unobstructed views of Biscayne Bay. As of April 30, 2025, more than 97% of the project has been bought out with pricing protected via a guaranteed maximum price construction contract. Aimco expects to welcome the first residents in 3Q 2027 and to stabilize occupancy in 4Q 2028.
•
In the first quarter 2025, Aimco invested $1.4 million into programming, design, documentation, and entitlement efforts primarily related to its 901 North development site, located in Fort Lauderdale, Florida.

Investment & Disposition Activity

Aimco is focused on prudently allocating capital and delivering strong investment returns. Consistent with Aimco's capital allocation philosophy, it aims to monetize the value within its assets when accretive uses of the proceeds are identified and invest when the risk-adjusted returns are superior to other uses of capital.

•
In December 2024, Aimco entered into an agreement to sell, during 2025, the Brickell Assemblage for a gross price of $520 million.

First Quarter 2025 Earnings Release and Supplemental Schedules | 5

o
The buyer’s initial non-refundable deposit of $38 million was increased in March 2025 to $43 million in exchange for the buyer extending closing to August of 2025, as allowed under the terms of the contract.
o
The sale remains subject to certain closing conditions and one remaining extension option that would extend closing at the buyer’s option to the fourth quarter of 2025, with such extension requiring the buyer to further increase its non-refundable deposit.
o
Prior to closing, the buyer has the right to exercise an option to finance, for a period of 18 months, up to $115 million of the purchase price with a transferable seller financing note from Aimco. If exercised, the purchase price increases by $20 million, to $540 million, and the note would carry an annual interest rate of 12%.
o
Net proceeds from the transaction, accounting for the associated property-level debt and deferred tax liability, are estimated to range from $300 to $320 million depending on the buyer’s election regarding seller financing. Upon receipt, Aimco intends to return the majority of the net proceeds from the transaction to stockholders.

Balance Sheet and Financing Activity

Aimco is highly focused on maintaining a strong balance sheet, including ample liquidity. As of March 31, 2025, Aimco had access to $225.2 million, including $49.1 million of cash on hand, $27.6 million of restricted cash, and the capacity to borrow up to $148.5 million on its $150.0 million revolving credit facility.

Aimco’s net leverage as of March 31, 2025, was as follows:

	as of March 31, 2025
Aimco Share, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.) [1]
Total non-recourse fixed rate debt	$693,506	6.5
Total non-recourse construction loan debt	397,573	2.4
Total property debt secured by assets held for sale	159,226
Cash and restricted cash	(76,417)
Net Leverage	$1,173,888

[1] Weighted average maturities presented exclude contractual extension rights.

As of March 31, 2025, 100% of Aimco's total debt was either fixed rate or hedged with interest rate cap protection. Considering investments under contract to sell and including contractual extensions, Aimco has no debt maturing prior to June 2027.

Public Market Equity

Special Cash Dividend

•
On December 19, 2024, Aimco's Board of Directors declared a $0.60 per share special cash dividend to distribute the net proceeds from 2024 asset sales to stockholders. The dividend was paid on January 31, 2025, to holders of record as of January 14, 2025.

First Quarter 2025 Earnings Release and Supplemental Schedules | 6

Repurchases

•
In January, prior to the $0.60 dividend distribution and Aimco's Board of Directors announcing the expansion of its strategic review process, Aimco repurchased 29,498 shares of its common stock at a weighted average price of $8.66 per share. Since the start of 2022, Aimco has repurchased 14.5 million shares.
•
In the first quarter 2025, Aimco Operating Partnership redeemed 11,477 units of its equity securities for cash at a weighted average price of $9.22 per unit, inclusive of the $0.60 dividend distribution.

Commitment to Enhance Stockholder Value

On January 9, 2025, Aimco and its Board of Directors announced that, while pleased with the transformation and simplification of the Aimco portfolio and the objective results delivered over the past four years, shares of AIV continue to trade at a meaningful discount to Aimco's estimate of the private market value of Aimco's assets and investment platform. This disconnect has limited Aimco's ability to fund new investment opportunities and accelerate growth.

Therefore, Aimco's Board of Directors announced its decision to explore additional alternatives in an effort to further unlock and maximize stockholder value. The strategic process has expanded upon Aimco's ongoing efforts such as reducing exposure to development activity and monetizing certain assets, and includes, but is not limited to, the exploration of a sale or merger of Aimco as a whole, potential sales of the major components of the business (in one or a series of transactions), and an acceleration of individual asset sales. The Board of Directors' guiding principle is to produce an outcome that delivers maximum value to Aimco stockholders. The strategic process is being overseen by Aimco's Investment Committee, comprised of four independent Aimco Board Members. Morgan Stanley & Co. LLC is serving as financial advisor to Aimco.

There can be no assurance that this expanded strategic process will result in any transaction or transactions or other strategic changes or outcomes, and the timing or outcome of any such event is similarly uncertain. Aimco does not intend to disclose or comment on developments related to the foregoing unless or until it determines that further disclosure is appropriate or required.

First Quarter 2025 Earnings Release and Supplemental Schedules | 7

2025 Outlook

	1Q 2025	2025
$ in millions (except per share amounts) Forecast is full year unless otherwise noted	Results	Forecast
Net income (loss) per share – diluted [1]	$(0.10)	$1.50 - $1.60

Operating Properties
Revenue Growth, before utility reimbursements	2.7%	2.5% - 3.5%
Operating Expense Growth, net of utility reimbursements	2.7%	5.0% - 6.0%
Net Operating Income Growth	2.7%	1.0% - 3.0%
Recurring Capital Expenditures	$3	$11 - $13

Developments and Redevelopments
Total Direct Costs of Projects in Occupancy Stabilization at Period End [2]	$638	$68
Total Direct Costs of Projects Under Construction at Period End [2]	$240	$240
Direct Project Costs on Active Developments [3]	$15	$50 - $60
Direct Planning Costs [4]	$1	$7 - $10

Real Estate Transactions
Acquisitions	None	None
Dispositions [5]	None	$520 - $540

General and Administrative	$8	$33 - $34

Leverage
Interest Expense, net of capitalization [6]	$16	$63 - $65

[1] Net income (loss) per share - diluted includes estimated gains from the announced transactions which are under contract.

[2] Includes land or leasehold value.

[3] Aimco's planned costs on active developments is primarily related to its 34th Street development project and will be funded through committed construction loan and preferred equity draws. Aimco funded its equity commitment to the joint venture through the contribution of land plus an incremental $5 million in 3Q 2024.

[4] Includes direct costs related to advancing planning efforts for certain pipeline projects.

[5] Includes the Brickell Assemblage which is under contract to sell in 2025. Aimco does not provide specific guidance regarding future transactions prior to a contract being executed and the buyer's deposit becoming nonrefundable.

[6] Includes GAAP interest expense, exclusive of the amortization of deferred financing costs, and reduced by interest rate option payments which are included in the Realized and unrealized gains (losses) on interest rate options line on Aimco's income statement.

First Quarter 2025 Earnings Release and Supplemental Schedules | 8

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a diversified real estate company primarily focused on value add and opportunistic investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado and Washington, D.C. Our investment platform is managed by experienced regional professionals who leverage in-depth local market knowledge, creating a comparative advantage when sourcing, evaluating, and executing investment opportunities.

Above all else, Aimco is committed to a culture of integrity, respect, and collaboration.

Contact

Matt Foster, Vice President, Investor Relations and Capital Markets

Investor Relations 303-793-4661, investor@aimco.com

First Quarter 2025 Earnings Release and Supplemental Schedules | 9

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. The forward-looking statements in this document include, without limitation, statements regarding our future plans and goals, including the timing and amount of capital expected to be returned to stockholders, our pipeline investments and projects, our plans to eliminate certain near term debt maturities, our estimated value creation and potential, our timing, scheduling and budgeting, projections regarding revenue and expense growth, our plans to form joint ventures, our plans for new acquisitions or dispositions, our strategic partnerships and value added therefrom, the potential for adverse economic and geopolitical conditions, which negatively impact our operations, including on our ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, developments, and redevelopments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our development and redevelopment investments; expectations regarding sales of our apartment communities and the use of proceeds thereof; the availability and cost of corporate debt; and our ability to comply with debt covenants, including financial coverage ratios. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to: the risk that the 2025 plans and goals may not be completed, as expected, in a timely manner or at all; geopolitical events which may adversely affect the markets in which our securities trade, and other macro-economic conditions, including, among other things, rising interest rates and inflation, which heightens the impact of the other risks and factors described herein; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions, dispositions, developments and redevelopments; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; supply chain disruptions, particularly with respect to raw materials such as lumber, steel, and concrete; the impact of tariffs and global trade disruptions on us; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently owned by us.

In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment and expectations as of this date, and Aimco undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

First Quarter 2025 Earnings Release and Supplemental Schedules | 10

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2025	2024
REVENUES:
Rental and other property revenues	$52,352	$50,203

OPERATING EXPENSES:
Property operating expenses	23,065	21,199
Depreciation and amortization	16,421	19,468
General and administrative expenses	8,180	8,549
Total operating expenses	47,666	49,216

Interest income	2,092	2,648
Interest expense	(17,438)	(13,370)
Realized and unrealized gains (losses) on interest rate contracts	(261)	1,672
Realized and unrealized gains (losses) on equity investments	(397)	(271)
Other income (expense), net	(479)	(1,592)
Income (loss) before income tax benefit	(11,797)	(9,926)
Income tax benefit (expense)	85	2,730
Net income (loss)	(11,712)	(7,196)
Net (income) loss attributable to redeemable noncontrolling interests in consolidated real estate partnerships	(2,673)	(3,560)
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(296)	16
Net (income) loss attributable to common noncontrolling interests in Aimco Operating Partnership	765	554
Net income (loss) attributable to Aimco	$(13,916)	$(10,186)

Net income (loss) attributable to common stockholders per share – basic	$(0.10)	$(0.07)
Net income (loss) attributable to common stockholders per share – diluted	$(0.10)	$(0.07)

Weighted-average common shares outstanding – basic	136,903	140,594
Weighted-average common shares outstanding – diluted	136,903	140,594

First Quarter 2025 Earnings Release and Supplemental Schedules | 11

Consolidated Balance Sheets

(in thousands) (unaudited)

	March 31,	December 31,
	2025	2024
Assets
Buildings and improvements	$1,372,255	$1,348,925
Land	397,968	398,182
Total real estate	1,770,223	1,747,107
Accumulated depreciation	(513,868)	(499,274)
Net real estate	1,256,355	1,247,833
Cash and cash equivalents	49,147	141,072
Restricted cash	27,575	31,367
Notes receivable	59,360	58,794
Right-of-use lease assets - finance leases	107,395	107,714
Other assets, net	97,004	94,051
Assets held for sale, net	275,929	276,079
Total assets	$1,872,765	$1,956,910

Liabilities and Equity
Non-recourse property debt, net	$685,226	$685,420
Non-recourse construction loans, net	397,769	385,240
Total indebtedness	1,082,995	1,070,660
Deferred tax liabilities	101,721	101,457
Lease liabilities - finance leases	122,882	121,845
Dividends payable	1,006	89,182
Accrued liabilities and other	101,276	100,849
Liabilities related to assets held for sale, net	160,331	160,620
Total liabilities	1,570,211	1,644,613

Redeemable noncontrolling interests in consolidated real estate partnerships	146,391	142,931

Equity:
Common Stock	1,372	1,364
Additional paid-in capital	426,309	425,002
Retained earnings (deficit)	(317,195)	(303,409)
Total Aimco equity	110,486	122,957
Noncontrolling interests in consolidated real estate partnerships	39,600	39,560
Common noncontrolling interests in Aimco Operating Partnership	6,077	6,849
Total equity	156,163	169,366
Total liabilities and equity	$1,872,765	$1,956,910

First Quarter 2025 Earnings Release and Supplemental Schedules | 12

Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

	Three Months Ended March 31, 2025	Twelve Months Ended March 31, 2025
Net income (loss)	$(11,712)	$(100,516)
Adjustments:
Interest expense	17,438	74,124
Income tax (benefit) expense	(85)	(8,427)
Gains on dispositions of real estate	-	(10,749)
Unrealized (gains) losses from investment in unconsolidated partnerships	-	2,597
Depreciation and amortization	16,421	83,312
Adjustment related to EBITDAre of unconsolidated partnerships	312	970
EBITDAre	$22,374	$41,311
Net (income) loss attributable to redeemable noncontrolling interests consolidated real estate partnerships	(2,673)	(13,071)
Net (income) loss attributable to noncontrolling interests consolidated real estate partnerships	(296)	1,537
EBITDAre adjustments attributable to noncontrolling interests	(328)	(4,006)
Mezzanine investment (income) loss, net	-	1,804
Realized and unrealized (gains) losses on interest rate contracts	261	181
Unrealized (gains) losses on passive equity investments	397	49,012
Adjusted EBITDAre	$19,735	$76,768

First Quarter 2025 Earnings Release and Supplemental Schedules | 13

Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

		Aimco Share of		Total	Weighted Average	Weighted Average Interest Rate
Debt	Consolidated	Unconsolidated Partnerships	Noncontrolling Interests	Aimco Share	Maturity (Years) [2]	Stated	Capped
Fixed rate loans payable	$689,521	$3,985	—	$693,506	6.5	4.39%	4.39%
Floating rate loans payable	—	—	—	—	—	—	—
Construction loan debt	405,096	—	(7,523)	397,573	2.4	7.40%	7.28%
Total non-recourse debt [1]	$1,094,617	$3,985	$(7,523)	$1,091,079	5.0	5.50%	5.46%

Property debt secured by assets held for sale	159,226	—	—	159,226
Revolving Credit Facility	—	—	—	—
Cash and restricted cash	(76,722)	—	305	(76,417)
Net Leverage	$1,177,121	$3,985	$(7,218)	$1,173,888

Aimco Share Non-Recourse Debt

Excludes property debt secured by assets held for sale					Average Rate on Maturing Debt
	Amortization	Maturities [2]	Total	Maturities as a Percent of Total	Stated	Capped
2025 2Q	$489	$21,221	$21,710	1.94%	8.74%	7.91%
2025 3Q	494	—	494	—	—	—
2025 4Q	498	128,320	128,818	11.76%	8.79%	8.57%
Total 2025	1,481	149,541	151,022	13.70%	8.78%	8.47%

2026 1Q	503	—	503	—	—	—
2026 2Q	507	—	507	—	—	—
2026 3Q	512	—	512	—	—	—
2026 4Q	517	—	517	—	—	—
Total 2026	2,039	—	2,039	—	—	—

2027	2,115	—	2,115	—	—	—
2028	2,195	242,195	244,390	22.20%	6.61%	6.61%
2029	2,277	179,646	181,923	16.46%	4.66%	4.66%
2030	2,363	—	2,363	—	—	—
2031	1,696	104,508	106,204	9.58%	3.20%	3.20%
2032	112	221,639	221,751	20.31%	4.62%	4.62%
2033	—	173,435	173,435	15.90%	4.60%	4.60%
Thereafter	—	5,837	5,837	0.53%	3.25%	3.25%
Total Aimco Share	$14,278	$1,076,801	$1,091,079

Common Stock, Partnership Units, and Equivalents

(in thousands) (unaudited)

March 31, 2025
Class A Common Stock Outstanding	137,161
Participating unvested restricted stock	2,400
Potentially dilutive options, share equivalents, and non-participating unvested restricted stock	2,464
Total shares and potentially dilutive share equivalents	142,025
Common Partnership Units and equivalents outstanding	9,103
Total shares, units and potentially dilutive share equivalents [3]	151,128

[1] Consolidated total non-recourse debt excludes $11.6 million of deferred financing costs.

[2] Debt maturities are presented with the earliest maturity date and do not include contractual extension options. Including extensions, the first maturity in Aimco's total non-recourse debt is in 2Q 2027 and the weighted average maturity is 5.3 years.

[3] Represents outstanding Common Stock and Common Partnership units, forfeitable time-based restricted equity awards, options for which dilution is computed based on quarter-end stock price, and the impact of forfeitable market-based equity awards based on stock price performance through March 31, 2025. See Note 4 to Aimco's First Quarter 2025 SEC Form 10-Q, filed May 8, 2025 and Note 11 to Aimco's 2024 SEC Form 10-K, filed February 24, 2025 for more information.

First Quarter 2025 Earnings Release and Supplemental Schedules | 14

Supplemental Schedule 3

Aimco Portfolio

(square feet in thousands) (land in acres) (unaudited)

	Number of Properties	Number of Apartment Homes [5]	Office and Retail Sq Ft	Hotel Keys	Development Land [6]
Consolidated
Stabilized Operating Properties	20	5,243	26.4	-	-
Other Real Estate [1]	1	-	-	106	-
Development and Redevelopment - Owned [2]	3	1,023	121.1	-	-
Development and Redevelopment - Land [3]	5	-	-	-	20.8
Development and Redevelopment - Leased	1	24	-	-	-
Held for Sale [4]	2	357	295.7	-	-
Total Consolidated	32	6,647	443.2	106	20.8
Unconsolidated	5	142	-	-	-
Total Portfolio	37	6,789	443.2	106	20.8

Total Consolidated (Aimco Share)		6,636	442.7	106	19.5
Total Unconsolidated (Aimco Share)		73	-	-	-
Total Portfolio (Aimco Share)		6,709	442.7	106	19.5

[1] Other Real Estate includes:

•
The Benson Hotel and Faculty Club on the Anschutz Medical Campus in Aurora, Colorado.

[2] Development and Redevelopment - Owned includes:

•
34th Street a 114-unit apartment building being constructed in Miami, Florida with 7,000 square feet of retail, Upton Place a 689-unit substantially completed development in Upper Northwest Washington, D.C. with 105,053 square feet of retail, and Strathmore Square a substantially complete 220-unit apartment community with 9,000 square feet of retail in Bethesda, Maryland.

[3] Development and Redevelopment – Land includes:

•
Flying Horse, developable land in Colorado Springs, Colorado;
•
One land parcel in Miami, Florida for potential future development adjacent to 34th Street;
•
One land parcel along Broward Boulevard and the land in Flagler Village in Fort Lauderdale, Florida for potential future developments; and
•
One land parcel for multifamily development on the Anschutz Medical Campus in Aurora, Colorado.

[4] As of March 31, 2025, Aimco's 1001 Brickell Bay Drive office tower and Yacht Club Apartments were classified as Held for Sale.

[5] Number of apartment homes includes all current apartments and those authorized for development.

[6] Development land includes the number of acres of land held by Aimco for future development, land with projects in active development is not included in this presentation.

First Quarter 2025 Earnings Release and Supplemental Schedules | 15

Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

Three Months Ended
March 31, 2025

Capital Replacements and Casualty	$2,738
Property Upgrades	46
Tenant Improvements	54
Development and Redevelopment	20,609
Total Capital Additions [1]	$23,447

[1] First quarter 2025 total capital additions include $15.8 million of Direct Capital Investment ($14.4 million on active projects and $1.4 million on projects in planning) and certain other costs capitalized in accordance with GAAP.

First Quarter 2025 Earnings Release and Supplemental Schedules | 16

Supplemental Schedule 5(a)

Aimco Active Development Project Summaries

(dollars in millions) (unaudited)

						Estimated / Actual
Project Name	Location	Units	Units Leased or Pre-Leased	Commercial Sq Ft	Commercial Pre-Leased	Initial Occupancy [7]	Stabilized Occupancy [7]	NOI Stabilization [7]
Upton Place	Washington, D.C.	689	54%	105,053	92%	4Q 2023	4Q 2025	4Q 2026
Strathmore Square	Bethesda, MD	220	53%	9,000	64%	2Q 2024	4Q 2025	4Q 2026
34th Street	Miami, FL	114	—	7,000	—	3Q 2027	4Q 2028	4Q 2029
Oak Shore	Corte Madera, CA	24	83%	—	—	4Q 2023	2Q 2025	2Q 2026

Total		1,047		121,053

				Direct Capital Investment
Project Name	Status	Aimco Ownership [5]	Land Cost/ Leasehold Value	Planned	To-Date	Remaining
Upton Place [1]	Lease-up	100%	92.8	242.0	241.0	1.0
Strathmore Square	Lease-up	95%	24.9	156.5	156.0	0.5
34th Street	Active Construction	44% [6]	28.3	211.7	46.3	165.4
Oak Shore	Lease-up	100%	6.1	47.5	47.5	-

Total			$152.1	$657.7	$490.8	$166.9

Estimated Direct Costs of Projects in Active Construction [2]			$240.0
Estimated Direct Costs of Projects in Lease-up [3]			$569.8
Estimated Direct Costs of Projects in Occupancy Stabilization [4]			$68.3
Total Estimated Direct Costs of Development Portfolio			$878.1
Estimated Stabilized NOI			$61.6

[1] The ground lease for Upton Place is presented at its initial GAAP value recorded at the formation of the joint venture. To-date spend includes accrual adjustments as we finalize the project which is nearing completion with approximately $1.0 million of remaining investment expected.

[2] Includes the total of the land cost and the planned Direct Capital Investment for 34th Street.

[3] Includes the total of the land cost or leasehold valuation and the planned Direct Capital Investment for Upton Place, Strathmore Square, and Oak Shore.

[4] Includes the land cost and Direct Capital Investment for The Benson Hotel and Faculty Club, a 106-key hotel and event space on the Anschutz Medical Campus in Aurora, Colorado.

[5] Aimco equity ownership presented as estimated upon construction completion, net of debt and ground lease financing, unless otherwise noted.

[6] Aimco's investment, representing 44% of the equity capital at project inception, has been fully funded, primarily through the contribution of land and pre-development efforts. The remaining investment will be funded through construction loan and preferred equity draws.

[7] Occupancy timing and stabilization are estimates subject to change.

First Quarter 2025 Earnings Release and Supplemental Schedules | 17

Supplemental Schedule 5(b)

Aimco Development and Redevelopment Pipeline Projects

(unaudited)

Aimco controls a robust pipeline with opportunity for significant value creation. Aimco expects, on average across the development portfolio, to fund pipeline development projects with 50% to 60% loan-to-cost construction loans, Aimco equity of 10% to 15% of the total development cost, and the remaining costs funded with Co-GP and/or LP equity. In the aggregate, Aimco's equity currently embedded in these pipeline assets exceeds the Aimco equity required to fund construction of the pipeline in full. In addition, annual pipeline carry costs (exclusive of incremental investment) are currently fully covered by the cash flow from operating properties on the Brickell Assemblage which are under contract to sell in 2025.

			Estimated / Currently Planned [1]
Property Location	Project Name/ Description	Acreage [2]	Gross Sq Ft	Multifamily Units	Leasable Commercial Sq Ft	Earliest Vertical Construction Start
Southeast Florida
300 Broward Boulevard (Fort Lauderdale)	300 Broward [3]	2.31	1,700,000	935	40,000	2026
901 N Federal Highway (Fort Lauderdale)	901 North (Flagler Village Phase I)	5.70	1,830,000	690	230,000	2026
510-532 NE 34th Street (Miami)	One Edgewater	0.50	533,000	204	—	2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase II	1.70	400,000	300	—	2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase III	1.40	400,000	300	—	2028
Washington D.C. Metro Area
5300 Block of Tuckerman Lane (Bethesda)	Strathmore Square Phase II [3]	1.35	525,000	399	11,000	2026
Colorado's Front Range
E 23rd Avenue & N Scranton Street (Aurora)	Fitzsimons 4 [3]	1.77	415,000	285	—	2026
1765 Silversmith Road (Colorado Springs)	Flying Horse	7.45	300,000	95	—	2026
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 4	1.53	232,000	—	225,000	2026
E 22nd Avenue & N Scranton Street (Aurora)	Fitzsimons 2	2.29	390,000	275	—	2026
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 5	1.22	230,000	—	190,000	2026
E 23rd Avenue & Uvalda (Aurora)	Fitzsimons 3	1.11	400,000	225	—	2027
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 6	2.04	385,000	—	315,000	2028
Total Future Pipeline		30.37	7,740,000	3,708	1,011,000

Excluded from the table is the Brickell Assemblage which, as of March 31, 2025, was under contract to sell.

[1] Project metrics are estimated and could deviate substantially from what is currently planned.

[2] Acreage includes land owned and land controlled through options for future development, for the Bioscience project, acreage is presented proportionate based on the buildable gross square feet.

[3] Owned in a joint venture structure.

First Quarter 2025 Earnings Release and Supplemental Schedules | 18

Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

1Q 2025 v. 1Q 2024			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	1Q 2025	1Q 2024	Growth	1Q 2025	1Q 2024	Growth	1Q 2025	1Q 2024	Growth	1Q 2025	1Q 2025	1Q 2024	1Q 2025	1Q 2024
Boston	5	2,719	$17,546	$16,888	3.9%	$4,681	$4,549	2.9%	$12,865	$12,339	4.3%	73.3%	98.3%	98.2%	$2,188	$2,109
Chicago	7	1,495	10,486	10,255	2.3%	3,025	2,952	2.5%	7,461	7,303	2.2%	71.2%	97.8%	98.1%	2,390	2,332
New York City	3	150	2,189	2,091	4.7%	1,058	967	9.4%	1,131	1,124	0.6%	51.7%	99.7%	98.8%	4,878	4,704
Other Markets [1]	5	879	5,352	5,401	(0.9%)	1,746	1,769	(1.3%)	3,606	3,632	(0.7%)	67.4%	96.6%	96.8%	2,101	2,116
Total	20	5,243	$35,573	$34,635	2.7%	$10,510	$10,237	2.7%	$25,063	$24,398	2.7%	70.5%	97.9%	97.9%	$2,309	$2,249

1Q 2025 v. 4Q 2024			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	1Q 2025	4Q 2024	Growth	1Q 2025	4Q 2024	Growth	1Q 2025	4Q 2024	Growth	1Q 2025	1Q 2025	4Q 2024	1Q 2025	4Q 2024
Boston	5	2,719	$17,546	$17,429	0.7%	$4,681	$4,147	12.9%	$12,865	$13,282	(3.1%)	73.3%	98.3%	98.1%	$2,188	$2,177
Chicago	7	1,495	10,486	10,626	(1.3%)	3,025	2,989	1.2%	7,461	7,637	(2.3%)	71.2%	97.8%	98.8%	2,390	2,397
New York City	3	150	2,189	2,160	1.3%	1,058	961	10.1%	1,131	1,199	(5.7%)	51.7%	99.7%	98.8%	4,878	4,859
Other Markets [1]	5	879	5,352	5,324	0.5%	1,746	1,494	16.9%	3,606	3,830	(5.8%)	67.4%	96.6%	95.6%	2,101	2,111
Total	20	5,243	$35,573	$35,539	0.1%	$10,510	$9,591	9.6%	$25,063	$25,948	(3.4%)	70.5%	97.9%	97.9%	$2,309	$2,307

[1] Other Markets includes markets where Aimco owns a single Stabilized Operating Property: Southeast Florida; Denver, Colorado; Nashville, Tennessee; Atlanta, Georgia; and San Francisco, California.

First Quarter 2025 Earnings Release and Supplemental Schedules | 19

Supplemental Schedule 7

Aimco Transactions

(dollars in millions) (unaudited)

No transactions were completed during the first quarter 2025.

First Quarter 2025 Earnings Release and Supplemental Schedules | 20

Supplemental Schedule 8

Net Asset Value Components

(dollars in millions)(pre-tax)(unaudited)

Net Assets	1Q 2025
Annualized NOI for Stabilized Operating Properties [1]	$100.3
Annualized NOI for unconsolidated real estate at AIV share [1]	2.9
Projected Annual NOI for Development Projects upon stabilization [2]	61.6
Land, Planning and Entitlement Investment at cost [3]	141.0
IQHQ and Real Estate Tech Fund Investments [4]	15.9
Cash and cash equivalents	49.1
Restricted cash	27.6
Notes receivable [5]	59.4
Fair value adjustment on fixed rate property debt & preferred equity	42.8
Expected proceeds from assets held for sale [6]	520.0

Non-recourse property debt, net [7]	$689.5
Non-recourse construction loans, net [7]	405.1
Liabilities associated with assets held for sale, including debt and income taxes [6]	220.0
Preferred equity interests	146.4
Investment remaining to complete active developments and redevelopments [2]	166.9
Amounts drawn on Aimco's revolving secured credit facility	-
Other liabilities, net	131.7

Common Stock, Partnership Units and Equivalents (in millions)
Total shares, units and dilutive share equivalents	151.1
Noncontrolling interests in real estate [8]

[1] Property NOI is presented at Aimco share and does not include property management fees of 3% of revenue.

[2] See Supplemental Schedule 5 for additional details.

[3] Includes acquisition price for land purchased and held for future development or redevelopment. Not included in Aimco's land inventory is the value for any entitlements secured, or accretive planning investment, since acquisition. Aimco estimates this value to be at least $30 million.

[4] Investment value for IQHQ is based on cost, adjusted for any impairment or observable price changes, the Real Estate Tech Funds are valued based on 1Q 2025 GAAP fair value.

[5] Notes receivables presented at book value.

[6] As of March 31, 2025, Aimco was under contract to sell its 1001 Brickell Bay Drive and Yacht Club Apartments. Included in the liabilities are $159 million of property level loans, approximately $60 million of cash tax (included on Aimco's 1Q 2025 balance sheet with a GAAP value of $101.7 million) and transaction costs.

[7] Amounts presented exclude deferred financing costs.

[8] Amounts presented at 100% ownership exclusive of noncontrolling interests. Aimco estimates this value to be $25 - $35 million.

First Quarter 2025 Earnings Release and Supplemental Schedules | 21

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OPERATING PARTNERSHIP or AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 92.4% of the legal interest in the common partnership units of the Aimco OP and 94.8% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

CAPITAL ADDITIONS: The following table presents the reconciliation of GAAP capital additions to the Capital Additions as presented on Supplemental Schedule 4.

Three Months Ended
Segment Capital Additions Reconciliation	March 31, 2025

Total Capital additions (per Note 8 in Aimco's 10-Q)	$23,115
Adjustment: Incidental revenues and other adjustments that reduce capital expenditures for GAAP	332

Total Capital Additions (per Schedule 4)	$23,447

DIRECT CAPITAL INVESTMENT: Represents all items related to the planning, construction, and management of development and redevelopment projects paid to third party providers. Direct Capital Investment does not include real estate taxes, insurance, right of use lease payments, and certain costs capitalized in accordance with GAAP, such as financing costs and internal team time.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the dispositions of depreciated property;
•
impairment write-downs of depreciated property;
•
impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
•
adjustments to reflect the Aimco share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies. Aimco presents EBITDAre on Supplemental Schedule 1 of this release.

First Quarter 2025 Earnings Release and Supplemental Schedules | 22

ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco, and presented on Supplemental Schedule 1 of this release, as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income or loss attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests;
•
the amount of realized and unrealized gains or losses recognized by Aimco on its interest rate contracts, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;
•
the amount of unrealized gains or losses recognized by Aimco on passive equity investments; and
•
the amount of non-cash investment income or loss recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, includes costs associated with our risk management activities, partnership administration expenses, fee income, certain non-recurring items, and activity related to our unconsolidated real estate partnerships.

OTHER LIABILITIES, NET: Other liabilities, net, as presented on Supplemental Schedule 8, Net Asset Value Components, generally consists of land leases, accrued expenses, resident security deposits, accounts payable, and other general liabilities, net of interest rate options and other assets, excluding the fair value of Aimco's investments in IQHQ and real estate technology funds.

Other liabilities, net as of March 31, 2025, as presented in Supplemental Schedule 8, Net Asset Value Components, is calculated as follows (in millions):

Accrued Liabilities and Other (per Consolidated Balance Sheet)	$101.3
Dividends payable	1.0
Lease liabilities - finance leases (per Consolidated Balance Sheet)	122.9
Other assets, net (per Consolidated Balance Sheet)	(97.0)
Total	128.2

Reduction in assets (reported elsewhere on Schedule 8):
IQHQ and Real Estate Tech Funds	15.9
Unconsolidated real estate partnerships	15.2
Deferred tax assets	5.9

Reduction in liabilities (GAAP amount not reflective of value):
Mezzanine Investment - Participation Sold	(33.5)

Other liabilities, net (per Schedule 8)	$131.7

PREFERRED EQUITY INTERESTS: Preferred equity interests includes the redeemable non-controlling interests, as presented on Aimco's Balance Sheet in accordance with GAAP, related to third party investment interests.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating

First Quarter 2025 Earnings Release and Supplemental Schedules | 23

performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6.

Segment NOI Reconciliation	Three Months Ended (in thousands)
	March 31, 2025		March 31, 2024
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$52,352	$23,065	$50,203	$21,199
Adjustment: Stabilized Operating utilities reimbursement	(1,707)	(1,707)	(1,730)	(1,730)
Adjustment: Other Real Estate	(1,446)	(2,089)	(1,187)	(1,763)
Adjustment: Non-stabilized and other amounts not allocated [2]	(13,626)	(8,759)	(12,651)	(7,469)

Total Stabilized Operating (per Schedule 6)	$35,573	$10,510	$34,635	$10,237

[1] Approximately two-thirds of Aimco’s utility costs at stabilized properties are reimbursed by residents. Utility reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2] Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LAND: Includes land parcels being held for potential future construction of real estate.

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

First Quarter 2025 Earnings Release and Supplemental Schedules | 24

STABILIZED OPERATING PROPERTIES: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2024 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes non-apartment real estate owned and asset managed by Aimco.

ASSETS HELD FOR SALE: Includes those assets, if any, that as of the last day of the quarter being reported, were under contract, with non-refundable deposits.

First Quarter 2025 Earnings Release and Supplemental Schedules | 25